exhibit 4.7

AgReement To TERMINATE
REGISTRATION RIGHTS AGREEMENT

This AGREEMENT TO TERMINATE THE REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is dated as of December 14, 2021, by and among Aptevo Therapeutics Inc., a Delaware corporation (the “Company”), Intervac L.L.C., a Maryland limited liability company (“Intervac”) and BioVac, L.L.C., a Maryland limited liability company (“BioVac”)(collectively the “Parties,” each a “Party”).

RECITALS

WHEREAS, the Parties previously entered into the Registration Rights Agreement, dated as of August 1, 2016 (the “Registration Rights Agreement”), who became party to and bound by the Registration Rights Agreement on the terms and subject to the conditions thereto;

WHEREAS, the Parties desire to terminate the Agreement and all rights of the Parties thereunder; and

WHEREAS, Section 8(d) of the Registration Rights Agreement provides that, except as otherwise provided therein, any term of the Registration Rights Agreement may be amended and the observance of any term therein may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of thethe Parties;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party hereto, the Parties hereby agree as follows:

AGREEMENT

1. Effectiveness.  This Agreement will become effective upon the due execution and delivery of this Agreement by the Company and the Remaining Investors.

2. Termination of Registration Rights Agreement.  This Agreement hereby terminates the Registration Rights Agreement in its entirety.

3. Capitalized Terms.  Capitalized terms used without definition herein shall have the meanings ascribed to them in the Registration Rights Agreement.

4. Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof.  The Registration Rights Agreement, as amended by this Agreement, contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

5. Governing Law and Legal Matters.  This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

6. Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, to the maximum extent permitted by law, such provision shall be excluded from this Agreement, the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7. Mutual Release.  The Company, individually and on behalf of its successors and assigns, hereby forever waives, releases and covenants not to sue Intervac or BioVac and their respective members and managers with respect to any and all claims, actions, causes of action, damages or liabilities arising under the Registration Rights Agreement at any time (“Claims”) and each of Intervac and BioVac, individually and on behalf of their respective successors and assigns, hereby forever waives, releases and covenants not to sue the Company and its directors, officers, employees and board members with respect to any and all Claims.

8. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A signed copy of this Agreement delivered by facsimile, e-mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this letter agreement.

[Signature Pages Follow]

Aptevo Therapeutics Inc.

By:	/s/ Marvin White
Name: Marvin White
Title: President & CEO

Intervac L.L.C.

By:	/s/ Fuad El-Hibri
Name: Fuad El-Hibri
Title: General Manager

BioVac, L.L.C.

By:	/s/ Fuad El-Hibri
Name: Fuad El-Hibri
Title: General Manager